Exhibit 99.2
Supplemental Materials FIS Post-Spin 2nd Quarter 2008

Forward Looking Statements This presentation contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward- looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; the effects of our substantial leverage which may limit the funds available to make acquisitions and invest in our business; the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in the banking, retail and financial services industries; failures to adapt our services to changes in technology or in the marketplace; our potential inability to find suitable acquisition candidates or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; the possibility that our acquisition of EFD/eFunds may not be accretive to our earnings due to undisclosed liabilities, management or integration issues, loss of customers, the inability to achieve targeted cost savings, or other factors; and other risks detailed in the "Statement Regarding Forward- Looking Information," "Risk Factors" and other sections of the Company's Form 10-K and other filings with the Securities and Exchange Commission.

Use of Non-GAAP Measures

Presentation Methods for Comparability Post Spin Basis 2nd Quarter 2008 And Prior Periods 3rd Quarter 2008 And Future Periods Property Insight FIS Credit Services Homebuilders Financial Network Game Cash Discontinued Discontinued Certegy Australia Continuing Discontinued LPS Continuing (1) Discontinued In accordance with U.S. Generally Accepted Accounting Principles, LPS will be reported as a discontinued operation beginning in the third quarter of 2008. To improve comparability and understanding of our operating performance, LPS is being presented in the 6/30/2008 supplemental schedules as a discontinued operation which conforms to the company's pro forma presentation included in the Form 8-K filed August 1, 2008. SEC Filings

FIS Post-Spin Revenue 2Q-08 vs. 2Q-07

FIS Post-Spin EBITDA and EBIT 2Q-08 vs. 2Q-07

FIS Adjusted Net Earnings Post Spin Basis

FIS Free Cash Flow Reconciliation Post Spin Basis (in millions, except per share amounts)

FIS Post-Spin Long-term Debt

FIS Post-Spin Income Statement Reconciliation to Investor Day Presentation

FIS 2007 EBITDA Margin Reconciliation Post Spin Basis (in thousands)

FIS 2008 Outlook Post Spin (1) Change in EPS guidance is due solely to a lower-than anticipated effective tax rate. Adjusted EPS guidance also excludes after-tax adjustments related to M&A, restructuring and integration costs, spin-off costs and the expected write down of debt issuance costs in Q3-08. (2) Cash from operations less capital expenditures.